Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form S-8 No. 333-217107) pertaining to the Peabody Energy Corporation 2017 Incentive Plan,

2.
Registration Statement (Form S-1 No. 333-217242) pertaining to the registration of 18,401,275 Shares of Series A Convertible Preferred Stock, 58,199,110 Shares of Common Stock and 36,118,277 Shares of Common Stock initially issuable upon the conversion of Series A Convertible Preferred Stock;

of our reports dated March 21, 2017, except for the effects of the revisions described in the section entitled Correction of Prior Period Financial Information in Note 1, as to which the date is August 14, 2017, with respect to the consolidated financial statements and schedule of Peabody Energy Corporation and the effectiveness of internal control over financial reporting of Peabody Energy Corporation included in this Annual Report (Form 10-K/A Amendment No. 2) of Peabody Energy Corporation for the year ended December 31, 2016.

/s/  Ernst & Young LLP
St. Louis, Missouri
August 14, 2017